Exhibit 99.1

CareCloud Announces Redemption of $20 Million of its Series A Preferred Stock

SOMERSET, N.J., February 15, 2022 (GLOBE NEWSWIRE) — CareCloud, Inc. (Nasdaq: MTBC) (Nasdaq: MTBCP) (Nasdaq: MTBCO), a leader in healthcare technology solutions for medical practices and health systems nationwide, today announced that it is redeeming 800,000 shares (the “Redeemed Shares”) of its 11% Series A Cumulative Redeemable Perpetual Preferred Stock (Nasdaq: MTBCP) (the “Series A Preferred Shares”), representing approximately 15% of the approximately 5,300,000 issued and outstanding shares of Series A Preferred Stock with a total liquidation preference of $20,000,000.

“Our Series A Preferred Stock has been a great vehicle for financing growth, funding a combination of organic growth and acquisitions which enabled us to grow revenue more than six-fold over six years, from $5.6 million in Q3 2015 to $38.3 million in Q3 2021,” said Bill Korn, Chief Financial Officer. “Now that our 8.75% Series B Cumulative Redeemable Perpetual Preferred Stock (Nasdaq: MTBCO) (the “Series B Preferred Shares”) is trading, we look forward to continuing to enhancing corporate cash flows by reducing our effective cost of capital. We thank Series A shareholders for their support, which has enabled CareCloud to grow revenues at a 35% compound annual growth rate over the last six years.”

The Redeemed Shares will be redeemed at a cash redemption price of $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) up to, but not including, the redemption date of March 18, 2022 (the “Redemption Date”) in an amount equal to $0.1375 per share, for a total payment of $25.1375 per share. From and after the Redemption Date, dividends on the Redeemed Shares will cease to accumulate, the Redeemed Shares will no longer be outstanding, and all rights of the holders of such shares will terminate, except the right of the holders to receive the cash payable upon such redemption, without interest.

Regular dividends on the outstanding shares of Series A Preferred Stock of $2.75 per share will be paid separately on March 15, 2022 to holders of record as of the close of business on February 28, 2022, in the customary manner. Accordingly, the redemption price for the Series A Preferred Stock will not include such dividends, but it will include a partial month dividend from March 1, 2022 up to, but not including, the Redemption Date.

All shares of Series A Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”). The Redeemed Shares will be redeemed in accordance with the applicable procedures of DTC. Payment to DTC for the Redeemed Shares will be made by VStock Transfer, LLC, as redemption agent (the “Redemption Agent”).

The address for the Redemption Agent is as follows:

VStock Transfer, LLC

18 Lafayette Place

Woodmere, New York 11598

This press release is not an offering of, or a solicitation to purchase, the Series A Preferred Stock.

About CareCloud

CareCloud (Nasdaq: MTBC) (Nasdaq: MTBCP) (Nasdaq: MTBCO) brings disciplined innovation to the business of healthcare. Our suite of technology-enabled solutions helps clients increase financial and operational performance, streamline clinical workflows and improve the patient experience. More than 40,000 providers count on CareCloud to help them improve patient care while reducing administrative burdens and operating costs. Learn more about our products and services including revenue cycle management (RCM), practice management (PM), electronic health records (EHR), business intelligence, telehealth and patient experience management (PXM) at www.carecloud.com.

For additional information, please visit our website at www.carecloud.com.

Follow CareCloud on LinkedIn, Twitter and Facebook.

SOURCE CareCloud

Forward Looking Statements

This press release contains various forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. Forward-looking statements in this press release include, without limitation, statements relating to the announced redemption of Series A Preferred Stock, dividend payments and expected payment date. In some cases, you can identify forward-looking statements by terminology such as “may,” “might,” “will,” “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology.

These forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which are outside of our control and may cause our (or our industry’s) actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to the Company’s ability to manage growth, migrate newly acquired customers and retain new and existing customers, maintain cost-effective global operations, increase operational efficiency and reduce operating costs, predict and properly adjust to changes in reimbursement and other industry regulations and trends, retain the services of key personnel, develop new technologies, upgrade and adapt legacy and acquired technologies to work with evolving industry standards, compete with other companies’ products and services competitive with ours, and other important risks and uncertainties referenced and discussed under the heading titled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. In addition, there is uncertainty about the spread of the Covid-19 virus and the impact it may have on the Company’s operations, the demand for the Company’s services, and economic activity in general.

The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Company Contact:

Bill Korn

Chief Financial Officer

CareCloud

bkorn@carecloud.com

Investor Contact:

Matt Kreps, Managing Director

Darrow Associates Investor Relations

mkreps@darrowir.com

(214) 597-8200